Exhibit 10.1

BB&T	Branch Banking & Trust Co.

505 S. Duke Street Durham, NC 27701 (919) 687-7200

November 10, 2006

Mr. Don T. Seaquist

Vice President, Finance & Administration

Embrex, Inc.

1040 Swabia Road

Durham, NC 27703

Re: Current Ratio covenant

Dear Mr. Seaquist:

With regard to the Current Ratio covenant (i.e., a ratio of total current assets to total current liabilities of not less than 2.0 to 1.0) as specified in the Loan Agreements dated April 7, 1999, (and all subsequent addendums) and August 6, 2003, each of which was executed by and between Branch Banking and Trust Company (“Bank”) and Embrex, Inc. (“Borrower”), the Bank hereby waives the Current Ratio covenant requirement for the third quarter ending September 30, 2006. Additionally, the Current Ratio covenant will be waived beginning October 1, 2006, until the last day of the first quarter of 2007 (specifically, March 31, 2007). On March 31, 2007, the Current Ratio covenant will then be enforceable per the terms and conditions of the aforementioned Loan Agreements.

Any questions regarding this matter may be directed to me at 919/687-7221. Thank you.

Sincerely,

/s/ Earl W. Tye

Earl W. Tye

Senior Vice President

City Executive

Durham